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            ARTICLE XIII OF THE COMPANY'S ARTICLES OF INCORPORATION

     Any personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director is eliminated, except for any liability for any acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating RCW 23A.08.450, for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled, or for any act or omission occurring prior to the date when this Article becomes effective. If hereafter the Washington Business Corporation Act is amended to change the corporation's power to eliminate or limit the liability of a director to the corporation, then, upon the effective date of the amendment and without further act:

     if the amendment permits further elimination or limitation of liability, the liability of a director shall be additionally eliminated and limited to such further extent, or if the amendment changes the power to eliminate the liability of a director in any other respect, the liability of a director shall be eliminated and limited with respect to acts or omissions occurring after the effective date of the amendment to the fullest extent permitted by the Washington Business Corporation Act as so amended.


No amendment or repeal of these Articles of Incorporation shall adversely affect any right or any elimination or limitation of liability of a director existing immediately prior to the amendment or repeal.